Exhibit 99.1

NEWS RELEASE

CONTACTS: Media Meghan Cox T - (412) 433-6777 E - mmcox@uss.com	Analysts/Investors Dan Lesnak T - (412) 433-1184 E - dtlesnak@uss.com
FOR IMMEDIATE RELEASE
U. S. STEEL AND BEDROCK
INDUSTRIES FINALIZE
RESTRUCTURING AND SALE OF
U. S. STEEL CANADA

PITTSBURGH, June 30, 2017 – United States Steel Corporation (NYSE: X) announced today that it has finalized an agreement with Bedrock Industries Group LLC (Bedrock) for the sale and transition of ownership of U. S. Steel Canada, Inc. (USSC) to Bedrock. The transaction was finalized following requisite court and other approvals.
On Sept. 16, 2014, USSC applied for relief from its creditors pursuant to Canada's Companies' Creditors Arrangement Act (CCAA). On June 9, 2017, the Ontario Superior Court of Justice sanctioned a second amended and restated plan of compromise, arrangement and reorganization pursuant to the CCAA (the Plan). In connection with the closing, U. S. Steel received approximately $127 million in satisfaction of its secured claims, including interest, and unsecured claims. The terms of the Plan and closing also included an agreement to provide mutual releases among key stakeholders, as well as a release of all claims against U. S. Steel regarding environmental, pension and other liabilities.
As part of the transition in ownership, U. S. Steel will continue to provide certain transition services to USSC and entered an agreement to supply USSC with all of its requirements for iron ore pellets through January 31, 2022.
-oOo-

©2017 U. S. Steel. All Rights Reserved	www.ussteel.com

United States Steel Corporation, headquartered in Pittsburgh, Pa., is a leading integrated steel producer and Fortune 300 company with major production operations in the United States and Central Europe. The company manufactures a wide range of value-added steel sheet and tubular products. For more information about U. S. Steel, please visit www.ussteel.com.
Bedrock Industries is a privately funded holding company focused on owning and operating metals, mining and natural resources assets and related special situations. For more information about Bedrock, please visit www.bi15.com.

2017-022

©2017 U. S. Steel. All Rights Reserved	www.ussteel.com